EXHIBIT 10.89

COMMERCIAL LEASE AGREEMENT

789 Tech Center Drive, Unit C Durango, Colorado 81301

THIS AGREEMENT is entered into as of the 1st of March, 2024 by the following parties: CR Properties, LLC, whose mailing address is PO Box 3816, Durango, Colorado 81302, hereinafter referred to as "Landlord," and Lifted Liquids, Inc d/b/a Lifted Made whose mailing address is 5511 95th Ave, Kenosha, WI 53144 hereinafter referred to as "Tenant."

THE PARTIES hereby agree to the following terms of this Commercial Lease Agreement (hereinafter referred to as "Lease"):

1. Leased Premises. Landlord is the owner of the land and all improvements thereon at 789 Tech Center Drive, Unit C Durango, Colorado. The "Leased Premises" means the portion of the Landlord's above-described property designed as Unit C of metal warehouse (1,421 square feet) and loft space (784 square feet), consisting of approximately 2,205 total square feet.

2. Lease Term.

A. The initial term of this Lease shall commence on 1st of March, 2024 and will end on 28th of February, 2025. In accordance with landlord, tenants will have option to re-negotiate a multiple year term, consisting of both altered space provision and monthly rental, to be decided upon drafting of second agreement. Tenants shall provide landlord with at least 45 day notice, no later than 15th of January, 2024 if tenant intends to terminate at the end of lease period. If, for any reason, possession of the leased Premises is not provided to Tenant at the start of the initial term, rent hereinafter described shall be abated until such time as Tenant is able to take possession.

3. Rent.

A. Tenant shall pay to Landlord during the initial annual term a base rental of $30,000.00, payable in equal monthly installments of $2,500.00. Any additional installments after initial annual term agreement shall be renegotiated upon renegotiation of lease term. In addition, tenant shall provide landlord with $5,000.00 upon signing of lease as a security deposit. Security deposit shall be refundable within thirty (30) days of termination or expiration of this Lease, less any dollar amount Landlord requires for repairs or damages caused to the Leased Premises by Tenant or by virtue of Tenant's activities therein, and less any other monies owed to Landlord by Tenant. At expiration of initial lease term, for any subsequent lease, the monthly rate will be increased by 2%, and a new lease will be created to reflect the increase in base monthly rent and include any new conditions. Triple N fees will also exist and be recalculated within any new lease.

B. ln addition to monthly installments of initial base rent are actual triple net expenses (NNN) as may be annually adjusted, based upon the pro-rata share of the Leased Premises according to square footage, as follows: Unit C as 13% of rentable square footage.

1. Property Taxes : Tenant will pay landlord all real estate taxes levied and imposed against the premises. Taxes will be pro-rated from the prior years assessment, until such time as the actual assessment is received from the County Assessor. At such time, tax balances and/or credits will be paid and/or refunded. Real estate taxes will be pro-rated and billed monthly as follows: $223/month

2. Building Insurance: $100/month

3. Common Area Maintenance: To include Landscaping, Trash, City Water and Sewer, Snow Removal, and up keep of common areas : $130/month

C. Each monthly installment payment shall be due in advance, on the first day of each calendar month during the lease term, payable to Landlord at PO Box 3816, Durango, Colorado 81302, or as Landlord may otherwise designate in writing. Any payment received on or after the 6th day of the month shall be subject to a 5% penalty. If any payment due under any provisions of this Lease is more than 30 days overdue, Tenant shall incur a penalty of $10.00 per day, in addition to any other penalties provided for elsewhere herein, until such time as all payments are brought current.

4. Management, Certain Utilities and Common Area Maintenance Fee.

A. Tenant shall pay Landlord, during all terms, the maintenance portion of the NNN (item 3.B.3) as contribution to ce1tain utilities, management costs, and maintenance for the initial 1 year period, to be re-negotiated upon drafting of second, multiple year lease.

B. Each maintenance fee payment shall be due in advance, on the first day of each calendar month, payable to Landlord at PO Box 3816, Durango, Colorado 81302, or as Landlord may otherwise designate in writing. Any payment received on or after the 6th day of the month, shall be subject to a 5% penalty. If any payment due under any provisions of this Lease is more than 30 days overdue, Tenant shall incur a penalty of $10.00 per day, in addition to any other penalties provided elsewhere herein, until such time as all payments are brought current.

C. Landlord shall pay for the following items:

1. Snowplowing of the parking area;

2. Landscaping of the common area;

3. Water for the unit not to exceed normal usage associated with typical warehouse consumption;

4. Trash collection for the unit, up to four yards per week;

5. Sewer.

5. Maintenance, Alteration and Repairs.

A. Tenant shall make all repairs necessa1y to keep the interior of the Leased Premises, in as good order and condition as when delivered, with the exception of normal wear and tear, including, but not limited to, all drywall, ceilings, doors, windows, fixtures, flooring, stairs, moldings, and trim. Tenant also agrees to keep all sidewalks on and around the Leased Premises free and clear of ice and snow, and to keep the exterior premises free from all litter, dirt, debris and obstructions. Tenant agrees to keep the premises in a clean and sanitary condition as required by the ordinances of the city and county in which the property is situated.

B. Landlord shall specifically be responsible for all other maintenance and repairs, including HVAC services and repairs, parking lot repairs and roof repairs. In addition, Landlord shall be responsible for maintenance and repairs of the original electrical and plumbing within the premises, so long as the need for said maintenance or repairs are not caused by Tenant improvements, abuse, or neglect of Tenant. Landlord shall not be responsible for maintenance of electrical or plumbing installed in or for Tenant improvements.

C. Tenant shall have the right, at its sole cost and expense, to make changes or alterations to the Leased Premises; provided, however, that in all cases any such changes or alterations shall be made subject to the following conditions, which Tenant agrees to observe and perform:

(1). Tenant shall make no alterations in or additions to the Leased Premises without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall notify Landlord at least ten (10) business days in advance of any alterations in or additions to the Leased Premises which Tenant proposes to make. Tenant shall post notice pursuant to the Colorado Mechanics Lien Act so that any lien recorded against the property of which the Leased Premises are a part does not attach to Landlord's interest.

(2). If Landlord permits persons requested by Tenant to perform any alterations, repairs, modifications or additions, then prior to the commencement of any such work, Tenant shall deliver to Landlord certificates issued by insurance companies qualified to do business in this state, evidencing that worker's compensation insurance, public liability insurance and property damage insurance, all in amounts, with companies and on forms satisfactory to Landlord, are in force and maintained by all such contractors and subcontractors engaged by Tenant to perform such work. All such policies shall name Landlord as an additional insured and shall provide that the same may not be canceled or modified without thirty (30) days prior written notice to Landlord.

(3). All such alterations, additions or improvements shall be made at Tenant's sole cost and expense and, except for the furniture and trade fixtures, shall become the property of Landlord and shall be surrendered with the premises at the end of the term hereof. Tenant shall construct such improvements or alterations in conformance with any and all applicable rules and regulations of any Federal, State, or Municipal code or ordinance.

D. Should any mechanics' or other liens be filed against any portion of the Leased Premises (or any other property of Landlord in the vicinity of the above-described premises) by reason of Tenant's acts or omissions or because of a claim against Tenant or its subcontractors, Tenant shall cause the same to be canceled or discharged of record, or shall file a bond sufficient to discharge such lien. In the event any lien shall be filed for labor performed or materials supplied, Tenant shall cause such lien to be released within thirty (30) days. Failure to do so will be considered a material breach of this Lease.

6. Insurance.

A. Fire and Extended Coverage Insurance. Landlord is not obligated to provide insurance coverage for contents, personal property, or leasehold improvements of Tenant.

B. Liability Insurance. Tenant agrees, as its sole cost and expense, but for the mutual benefit of Landlord and Tenant, to maintain throughout the term of this Lease, Premises Liability Insurance for bodily injury and property damage occurring on, in, or about the Leased Premises, including all common areas and parking areas. Such insurance shall provide liability protection of not less then One Million Dollars ($1,000,000.00) per person and Two Million Dollars ($2,000,000.00) per incident, for bodily injury, death or property damage.

C. Insured Parties. All insurance maintained by Tenant shall name Landlord and Tenant as the insured parties. Such insurance shall be written by companies of financial standing satisfactory to Landlord. All insurance maintained by Tenant shall provide that no cancellation, reduction, or other material changes thereto shall not be effective until at least ten (10) days after receipt of written notice by Landlord, and Tenant shall, at the Landlords request, furnish to Landlord certificates of such insurance.

7. Utilities. Tenant shall pay when due all charges for gas, electricity, telephone and other services and utilities used by Tenant and attributable to the Leased Premises during the term of this Lease, not otherwise allocated to Landlord elsewhere herein. Said utilities payments, if not billed directly to Tenant, shall be considered additional rent

8. Signs. Tenant shall have the right to place on the Leased Premises, at reasonable locations selected by Tenant and subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, any signs which are permitted by applicable zoning ordinances, annexation agreements or other private restrictions, so long as such signs do not interfere with any other Tenant's signage or could be considered objectionable due to size, shape, content or placement. No roof signs shall be permitted.

9. Right of Entry. Landlord, or Landlord's agent, shall have the right to enter upon the Leased Premises at reasonable hours and with 24 hour notice to inspect the same, provided Landlord shall not unreasonably interfere with Tenant's lawful business. In addition, Landlord or his agent shall have the right to enter the premises at reasonable hours for the purpose of showing the property to prospective renters or buyers.

10. Parking. Tenant, Tenant employees, guests, and invitees, shall have the common use of the reserved automobile parking areas, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord, and subject to applicable ordinances, restrictions and guidelines imposed by the City of Durango. The number of spaces allotted to each Tenant are as follows: one space per 300 square feet of office, or auto shop footage, one space per 1,000 square feet of warehouse. No inoperable vehicles shall be parked on the Leased Premises. Any vehicle parked continuously on the Leased Premises for a period of two weeks or more shall be considered inoperable and will be towed at the owner's expense. Tenant has exclusive use of 4 parking spaces, located directly in front of Unit C.

11. Damage to Leased Premises. ln the event of partial damage or destruction of the Leased Premises, Tenant shall continue to utilize the Leased Premises for the operation of their business to the extent that it may be practical to do so. Rent shall abate with respect to the portion of the Leased Premises not suitable for occupancy by Tenant. Either party hereto shall have the right to terminate this Lease if the premises as a whole is damaged to an extent exceeding two-thirds of the reconstruction cost of the premises as a whole; provided that, in such event, such termination of this Lease shall be effective by written notice to the other party delivered within twenty (20) working days of the happening of such casualty causing the damage. If the damage to the premises as a whole is less than to an extent exceeding two-thirds, but the damage is such that it precludes substantial use and occupancy of the Leased Premises, then either party may terminate this Lease by giving written notice of the same to the other party, if reconstruction allowing for substantial use and occupancy of the Premises is not completed within sixty (60) days of the date of damage or, if reconstruction allowing for substantial use and occupancy of the Leased Premises is not reasonably calculated to be completed within sixty (60) days of the date of the damage. In the event said damages or defects are covered by insurance, Landlord shall be entitled to all insurance proceeds, including leasehold improvement benefits.

12. Default and Remedies.

A. Events of Default Defined. The following shall be "defaults" under this Lease:

(1) Failure by tenant to pay rent required or any other sums required to be paid to Landlord hereunder, and continuation thereof for a period of fifteen (15) days.

(2) Abandonment of the Leased Premises.

(3) Failure by Tenant to comply with all terms hereunder (other than referred to in subsection (1) of this paragraph), for a period of 14 days after written notice specifying such failure and requesting that it is remedied to Tenant by Landlord.

(4) The dissolution of Tenant or the filing by Tenant of a petition for bankruptcy.

B. Remedies of Landlord. If any one or more events of default referred to in section A hereof shall occur, then Landlord shall have the right, at Landlord's election, then or at any time thereafter, without demand or notice, to reenter and take possession of the Leased Premises or any part thereof, and repossess the same and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, without being deemed guilty of any manner of trespass, and without prejudice to any remedied for arrears of rent for breach and without termination the Lease. Should Landlord take possession pursuant to legal proceedings or present any notice provided by law, including a proceeding for possession pursuant to Colorado's Forcible Entry and Unlawful Detainer Statutes, Landlord may, from time to time, either:

(1) Relet the premises or any part thereof, for a term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on conditions and upon other terms as Landlord, in its sole discretion may determine, and Landlord may collect and receive the rents. Landlord shall use reasonable efforts to relet the premises, but Landlord shall not have any duty to lease the premises below the then current market rental rates being obtained for similar use buildings in the vicinity, and shall in no way be responsible or liable for any failure to relet the premises, or any part thereof, or for any failure to collect any rent due upon reletting. No reentry or taking possession of the Leased Premises by Landlord shall be constructed as an election by Landlord to terminate the Lease, unless a written notice of such intention is given to Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate the Lease by giving Tenant written notice. If Landlord elects to take possession of the premises without terminating the Lease, Tenant shall pay to Landlord the rent and other sums due under this Lease, which would be payable, less the net proceeds, if any, of any reletting of the Leased Premises, after deducting all expenses in connection with the reletting, including but without limitation, all repossession costs, brokerage fees, remodeling and repair costs, attorney fees and costs, advertising , and expenses of preparation. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered include other premises not part of the Leased Premises, a fair apportionment of the rent received from the reletting and the expenses incurred, will be made by Landlord in determining the net proceeds received from the reletting. Tenant shall pay such amounts to Landlord monthly on the days on which the rent and all other amounts owing hereunder would have been payable; or

(2) To give written notice of intent to terminate this Lease on the date of the notice, or on any later date specified in the notice. On the termination date, Tenant's right to possession of the Leased Premises shall cease and the Lease shall thereupon be terminated. If this Lease is terminated pursuant to the provisions of this subsection, Tenant shall remain liable to Landlord for damages in an amount equal to the rent and other sums which would have been owing by Tenant under this Lease, for the balance of the Lease Term, less the net proceeds, if any, of any reletting of the premises by Landlord subsequent to the termination, after deducting all Landlords expenses in connection with such reletting, including but without limitation, the expenses enumerated in subsection (1) above. Landlord shall be entitled to collect damages from Tenant monthly on the days on which the rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith against Tenant as damages for loss of the bargain and not as a penalty, an amount equal to the amount of rent reserved in the Lease for the balance of the Lease Term, minus the then reasonable rental value of the Premises for the same period, plus all amounts incurred by Landlord in order to obtain possession of the Premises and relet the same, including, but without limitation, the expenses enumerated in subsection (1). It is agreed that the "reasonable rental value" shall be the amount of rental which Landlord is able to obtain as rent for the remaining balance of the term.

C. Cumulative Remedies. Suit or suits for the recovery of the rent and other amounts and damages may be brought by Landlord, from time to time, at Landlord's election, and nothing in this Lease shall be deemed to require Landlord to await the date when this Lease or the Lease Term would have expired. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity, including but not limited to, suits for injunctive relief and specific performance. The exercise, or beginning of the exercise, by Landlord of any one or more right or remedy shall not preclude the simulations or later exercise by Landlord of any other right or remedies provided for in this Lease. All such rights and remedies shall be considered nonexclusive. All costs incurred by Landlord in connection with: 1) collecting any rent or other amounts and damages owing by Tenant; 2) enforcing or defending any provision of this Lease; or 3) disputes between Landlord and Tenant related to the subject Leased Premises, including reasonable attorney's fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be paid by Tenant to Landlord. Landlord shall be entitled to interest at the rate of 18% per annum, compounded annually, on any outstanding monies owed by Tenant to Landlord.

D. No Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or condition of this Lease, or to exercise any right or remedy, and no acceptance of full or partial payments of rent during the continuance of any breach, shall constitute a waiver of any breach. No breach shall be waived, altered or modified, except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition shall continue in full force and effect with respect to any other then existing or subsequent breach.

13. Assignment and Sublease. Tenant shall not assign this Lease or subleases the Leased Premises without the prior written consent of the Landlord. In the event that Tenant shall assign this Lease to a financially responsible party with the prior written consent of the Landlord, Tenant shall, nevertheless remain liable to the Landlord for all liabilities and obligations pursuant to this Lease, whether such liabilities and obligations are contingent, known or unknown, liquidated or unliquidated. This Lease shall be freely assignable by Landlord.

14. Warrant of Quiet Possession. Landlord covenants and warrants that Landlord will keep and maintain Tenant in exclusive, quiet peaceable and undisturbed possession of the Leased Premises so long as Tenant meets its obligations under this Lease.

15. Notice. Any notice required or permitted under this Lease shall be deemed sufficiently given or served if hand delivered or sent by United States certified mail, return receipt requested, addressed as follows:

If to Landlord, to

CR Properties, LLC.

PO Box 3816

Durango, Colorado 81302

If to Tenant, to

______________________

Nick Warrender

C/o Lifted Liquids, Inc.

5511 95th Ave

Kenosha, WI 53144

16. Indemnification Covenant. Tenant shall indemnify and hold Landlord harmless against and from any and all claims arising from Tenant's breach of this Lease, Tenant's use of the premises, and from any activity, work or other thing done, or permitted by Tenant, or any officer, agent, employee, guest, invitee, or trespasser of Tenant. Said indemnification includes the payment of all costs attorney fees, expenses and liabilities incurred in connection with any such claim, action, or proceeding. Tenant, as a material part of the consideration to Landlord, hereby waives all claims for damage to prope1iy, or injury to persons, against Landlord, upon or about the entire premises, from any cause other than Landlords willful acts or gross negligence.

17. Entire Agreement. This Lease constitutes the entire agreement of the parties and cannot be modified or altered except in writing and signed by Landlord and Tenant.

18. Interpretation. This Lease shall not be construed against the drafting party.

19. Waiver of Consequential Damages. Tenant hereby waives any claims for consequential damages against Landlord, arisen through the relationship created by this Lease.

20. Subordination. This Lease is subject and subordinate to all mortgages and deeds of trust which now or hereafter may affect the Leased Premises, and Tenant shall execute and deliver upon demand of Landlord any and all instruments desired by Landlord subordinating this Lease. Any holder of a mortgage or deed of trust may rely upon the terms and conditions of this Section. Further, Tenant shall upon not less than five (5) calendar days prior written notice from Landlord, execute, acknowledge, and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, and acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord, or specifying such defaults, if any are claimed. Tenant shall attorn to any purchaser at any foreclosure sale or to any grantee or transferee designated in any deed given in lieu of foreclosure. Any subordination agreement to be executed by Tenant shall provide that as long as Tenant is current and not in default under the terms and conditions of this Lease, the holder of the mortgage shall not disturb the tenancy of Tenant.

21. Condemnation.

A. Complete Taking. If, during the term of this Lease, or any extension hereof, the whole or substantially all of the Leased Premises shall be taken as a result of the exercise of power of eminent domain or transferred under threat of condemnation, this Lease shall terminate as of the date of vesting of title of the premises or delivery of possession, whichever event shall first occur, pursuant to such proceeding or transfer. For purposes of this Section 16(a), "substantially all of the premises" shall be deemed to have been taken if a taking under any such proceeding shall involve such an area that Tenant cannot reasonably operate in the remainder of the Leased Premises, the business being conducted on the Leased Premises at the time of such proceeding.

B. Partial Taking. If, during the term of this Lease, or any extension hereof, less than substantially all of the Leased Premises shall be taken in any such proceeding, but the taking substantially interferes with, or impairs the operation of Tenant's business, this Lease shall terminate at the sole option of Tenant.

C. Award. An award granted for either partial or complete taking of the real property and improvements, shall be the sole property of Landlord.

22. Use of Premises. Tenant shall not use or store hazardous materials on the Leased Premises without prior written permission of Landlord. Tenant shall not use the Leased Premises for any purposes prohibited by the laws of the State of Colorado, or of the ordinances of the city or town in which said premises are located. Tenant shall not use the premises for any improper or immoral purposes whatsoever, and will neither permit nor allow any disorderly conduct, noise or nuisance having a tendency to annoy or disturb any persons occupying adjacent premises.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

    /s/ Brett Rezek

CR Properties LLC - Authorized Representative

TENANT:

    /s/ Nick Warrender

Nick Warrender - Lifted Liquids, Inc - Authorized Representative